Exhibit 99.1

NORTHSTAR REALTY FINANCE

ANNOUNCES FIRST QUARTER 2014 RESULTS

First Quarter 2014 Highlights

•                  Cash available for distribution (“CAD”) of $0.28 per share.

•                  First quarter 2014 cash dividend of $0.25 per common share.

•                  Committed to $2.7 billion of investments year-to-date, representing $980 million of equity, including:

•                  Entered into an agreement to acquire a minority interest in Aerium Group (“Aerium”), an experienced pan-European real estate investment manager with €6.2 billion of assets under management; and

•                  Entered into an agreement to acquire a $1.0 billion hotel portfolio with Chatham Lodging Trust (NYSE: CLDT), consisting of 47 upscale extended stay hotels and premium branded select service hotels (the “Innkeepers Portfolio”).

•                  Raised total capital of $1.5 billion in our non-traded REIT business, including $234 million year-to-date.

NEW YORK, NY, May 9, 2014 - NorthStar Realty Finance Corp. (NYSE: NRF) today announced its results for the first quarter 2014.

First Quarter 2014 Results

NorthStar reported CAD for the first quarter 2014 of $91.5 million, or $0.28 per share. Net loss to common stockholders for the first quarter 2014 was $(135.0) million, or $(0.42) per diluted share, compared with net income to common stockholders of $36.6 million, or $0.20 per diluted share for the first quarter 2013. First quarter 2014 net loss includes $(135.2) million of non-cash fair value adjustments primarily related to an increase in the fair value of our consolidated CDO liabilities, compared to $30.3 million of non-cash fair value adjustments for the first quarter 2013. These non-cash fair value adjustments are excluded from CAD.

For more information and a reconciliation of CAD to net income (loss) to common stockholders, please refer to the tables on the following pages.

David T. Hamamoto, chairman and chief executive officer, commented, “Building upon the strong momentum we achieved during 2013, we remain focused on making compelling investments for our shareholders and growing our asset management business.  To that end, we are enthusiastic about both the acquisition of the Innkeepers Portfolio and the start of a broader strategic relationship with the teams at Chatham Lodging and Island Hospitality.  Having spent a substantial portion of my career in and around the hotel industry, I believe that this investment, and the extended stay and select service space generally, will provide strong risk-adjusted returns, particularly as the broader economy continues to gain momentum.”

Mr. Hamamoto continued, “We remain on target to complete the spin-off of NSAM in the second quarter and are increasingly excited about the significant growth opportunities for our asset management business, including our expansion into Europe, which began with our agreement to invest in Aerium. We are already evaluating an extensive amount of equity, debt and opportunistic investment opportunities in Europe with the experienced and talented team at Aerium, which we expect to be substantially additive to NorthStar and NSAM following the spin-off.”

Mr. Hamamoto added, “Our solid first quarter financial performance does not fully reflect the earnings power of our investment portfolio, including the $1.1 billion healthcare acquisition which closed earlier this week. We look forward to powerful CAD growth in the coming quarters.”

Investments

Real Estate

Subsequent to the first quarter 2014, NorthStar completed the acquisition of a $1.1 billion healthcare real estate portfolio comprised of over 8,500 beds diversified across assisted living and skilled nursing facilities, which was financed with six separate non-recourse mortgages in the aggregate amount of $646 million at a weighted average current interest rate of 4.31% and weighted average final maturity of five years.  NorthStar expects to earn a weighted average initial current yield of approximately 12% on its $358 million of invested equity.

Subsequent to the first quarter 2014, NorthStar entered into an agreement to acquire a $1.0 billion hotel portfolio consisting of 47 upscale extended stay hotels and premium branded select service hotels with approximately 6,100 rooms (the “Innkeepers Portfolio”). The Innkeepers Portfolio is a geographically diverse, bi-coastal portfolio located primarily in top metropolitan markets, with the largest concentration of net operating income from hotels in California.  Eighty-three percent of the Innkeepers Portfolio is affiliated with Marriott or Hilton.  NorthStar is acquiring the Innkeepers Portfolio through a joint venture with Chatham Lodging Trust (NYSE: CLDT) (“Chatham”) where NorthStar will contribute approximately $213 million of equity for an approximate 90% ownership interest and Chatham will retain its existing 10% minority interest in the Innkeepers Portfolio. The Innkeepers Portfolio will continue to be managed by Island Hospitality.  NorthStar expects to earn an initial current yield of approximately 18% on its invested equity.

Subsequent to the first quarter 2014, NorthStar entered into an agreement to invest $167 million of preferred and common equity in an approximately $406 million, 6.3 million square foot industrial portfolio that is 100% net-leased with a remaining weighted average lease term of over 12 years (the “Industrial Portfolio”).  As part of this investment, NorthStar will have an approximate 50% ownership interest in the Industrial Portfolio, which consists of 39 properties across 17 states with the largest concentration of net operating income from properties in California. NorthStar expects to earn an initial current yield of approximately 12% on its invested equity.

Real Estate Loans

During the first quarter 2014, NorthStar originated four commercial real estate loans with a $125 million aggregate principal amount and expects to generate a weighted average initial current yield on its invested equity of approximately 16%.

Subsequent to the first quarter 2014, NorthStar originated two commercial real estate loans with a $51 million aggregate principal amount and expects to generate a weighted average initial current yield on its invested equity of approximately 17%.

Strategic Investments

In connection with NorthStar’s business strategy of growing its asset management business and expanding into international markets, NorthStar entered into an agreement to acquire a minority interest in Aerium Group (“Aerium”) for €50 million (the “Aerium GP Interest”) and expects to enter a joint venture with Aerium to evaluate and source real estate investments across Europe, including commercial real estate acquisitions, loan originations and acquisitions, and other opportunistic investments. Aerium, established in 1988, is a pan-European real estate investment manager specializing in commercial real estate properties and is headquartered in Luxembourg with additional offices in London, Paris, Istanbul, Geneva, Dusseldorf and Bahrain. Aerium currently manages approximately €6.2 billion of real estate assets across 12 countries and employs over 180 professionals, some of whom will be providing services to NSAM following the spin-off as part of the acquisition of the Aerium GP Interest.  In connection with this investment, the base management fee paid to NSAM following the spin-off will be increased by the greater of: (i) $10 million per year; and (ii) the distributable cash flow related to the Aerium GP Interest.

Investment Portfolio

NorthStar’s assets under management, including assets of deconsolidated debt CDOs, totaled approximately $12.0 billion as of March 31, 2014, including investments that NorthStar acquired or entered into an agreement to acquire subsequent to the first quarter 2014.

For additional details regarding NorthStar and its investments, please refer to the corporate presentation that will be posted on NorthStar’s website, www.nrfc.com.

NorthStar Asset Management Group Inc. (“NSAM”)

On December 10, 2013, NorthStar announced that its board of directors unanimously approved a plan to spin-off its asset management business into a separate publicly-traded company in the form of a tax-free distribution. NSAM will: (i) manage NorthStar through a new management contract pursuant to the terms described below; (ii) manage NorthStar’s sponsored non-traded REITs; (iii) own NorthStar’s captive broker-dealer, NorthStar Realty Securities, LLC, and (iv) own NorthStar’s special servicing business. The spin-off is expected to be completed near or around the end of the second quarter of 2014.

(I)                NorthStar Management Contract Details:

Annual Base Management Fee - Calculated through May 9, 2014:

($ in millions)	Annual Amount

Initial base fee	$100
1.5% of common equity issued in December 2013	10
1.5% of common equity issued from conversions of exchangeable notes subsequent to December 10, 2013	7
RXR Realty (minimum annual amount)	10
Aerium GP Interest (minimum annual amount)	10
Total Annual Initial Base Management Fee	$137

Plus, after May 9, 2014:

(a)         1.5% per annum of the sum of:

•                  cumulative net proceeds of all future common and preferred equity issued by NorthStar;

•                  equity issued in exchange or conversion of exchangeable notes based on the stock price at the time of issuance;

•                  any other issuances of common equity, preferred equity or other forms of equity, including but not limited to units in an operating partnership; and

•                  cumulative CAD in excess of cumulative distributions paid on common stock or equity awards beginning the first full calendar quarter after completion of the spin-off.

(b)         the portion of distributable cash flow from NorthStar’s equity interest related to the asset management business of RXR Realty in excess of the $10 million minimum annual amount.

(c)          the distributable cash flow from NorthStar’s equity interest in the Aerium GP Interest in excess of the $10 million minimum annual amount.

Incentive Fee:

NSAM is entitled to an incentive fee, calculated and payable quarterly in arrears in cash, equal to:

•                  the product of (a) 15% and (b) CAD before such incentive fee, divided by the weighted average shares outstanding for the calendar quarter, when such amount is in excess of $0.195 per share but less than $0.225 per share; plus

•                  the product of (a) 25% and (b) CAD before such incentive fee, divided by the weighted average shares outstanding for the calendar quarter, when such amount is equal to or in excess of $0.225 per share;

•                  multiplied by the weighted average shares outstanding for the calendar quarter.

In addition, NSAM will earn incentive fees from NorthStar’s healthcare investments in connection with the long-term partnership with James F. Flaherty III, the former Chairman and Chief Executive Officer of HCP, Inc., that was announced in January 2014.

Additional NorthStar Management Contract Details:

•                  20-year initial term of management agreement that is only terminable for “cause.”

•                  If NorthStar were to spin-off additional businesses in the future, the management agreement is expected to provide that such businesses would be managed by NSAM consistent with the terms of the management agreement.

•                  The incentive fee will be appropriately adjusted from time to time to take into consideration the effect of any stock split, reverse stock split or stock dividend, including the 1-for-2 reverse stock split of NorthStar common stock that NorthStar expects to effect in connection with and immediately prior to the consideration of the spin-off.

(II)      Non-traded REIT Management Contract Details(1):

	NorthStar	NorthStar	NorthStar
	Income	Healthcare	Income II

Offering Amount	$1.1 billion	$1.1 billion	$1.65 billion

Asset Management and Other Fees:

Asset Management Fees	1.25% of Gross Assets	1.00% of Gross Assets	1.25% of Gross Assets

Acquisition Fees	1.00% of Investments	1.00% of Investments (2.25% for Real Estate Properties)	1.00% of Investments

Disposition Fees	1.00% of Sales Price	1.00% of Sales Price (2.00% for Real Estate Properties)	1.00% of Sales Price

Incentive Fee	15% of net cash flows after an 8% return	15% of net cash flows after a 6.75% return	15% of net cash flows after a 7% return

Expense Reimbursement:
Operating costs	Greater of 2.0% of its average invested assets or 25.0% of its net income (net of 1.25% asset management fee)	Greater of 2.0% of its average invested assets or 25.0% of its net income (net of 1.00% asset management fee)	Greater of 2.0% of its average invested assets or 25.0% of its net income (net of 1.25% asset management fee)

(1) On March 31, 2014, NorthStar/RXR New York Metro confidentially submitted a registration statement on Form S-11 to the SEC, seeking to raise $2.0 billion in a public offering of common stock for a public, non-traded corporation that intends to qualify as a REIT and is co-sponsored by NSAM and RXR Realty. The public offering period is expected to commence upon its registration statement being declared effective with the SEC.

This information does not constitute an offer of any securities for sale.

Non-traded REITs

Year-to-date, NorthStar made an aggregate of approximately $518 million of investments and raised $234 million on behalf of NorthStar’s sponsored non-traded REITs.

NorthStar Realty Securities, LLC currently has total signed selling agreements, on behalf of NorthStar Healthcare Income, Inc. (“NorthStar Healthcare”), with broker-dealers covering more than 90,000 registered representatives and on behalf of NorthStar Real Estate Income II, Inc. (“NorthStar Income II”), with broker-dealers covering more than 106,000 registered representatives.  NSAM expects to earn annual net fees approximately equal to three percentage points based on total capital raised for each of our current non-traded REITs.

During the first quarter 2014, NorthStar earned $8.7 million of fees from its management of its sponsored non-traded REITs.  In addition, during the first quarter 2014, NorthStar received collateral management and other fees from its CDOs of $2.5 million.

Liquidity, Financing and Capital Markets Highlights

As of May 7, 2014, unrestricted cash was approximately $140 million.

In January 2014, NorthStar issued 1.6 million shares of common stock in connection with the exchange of $10 million principal amount of 8.875% notes and 14.1 million shares of common stock in connection with the exchange of $137 million principal amount of 5.375% notes.

In March 2014, NorthStar completed an offering to exchange $172.5 million principal amount of its 7.50% exchangeable senior notes for $481 million principal amount of its newly issued 3.00% senior notes due September 30, 2014, which can be settled in either cash or stock, at NorthStar’s election.

Subsequent to the first quarter 2014, NorthStar issued 5.5 million shares of common stock in connection with the exchange of $54 million principal amount of 5.375% notes.

Portfolio Management

As of March 31, 2014, NorthStar did not have any loans on non-performing status (“NPL”).  NorthStar categorizes a loan as a NPL if it is in maturity default and/or is past due 90 days on its contractual debt service payments.

As of March 31, 2014, NorthStar’s healthcare portfolio that was leased to third-party operators was 100% leased with weighted average lease coverage of 1.2x and an 8.0 year weighted average remaining lease term, including the $1.1 billion healthcare real estate portfolio NorthStar acquired in May 2014.  As of March 31, 2014, NorthStar’s portfolio of manufactured housing communities was 87% occupied.  As of March 31, 2014, NorthStar’s net lease portfolio was 99% leased with a 8.7 year weighted average remaining lease term, including the $406 million industrial portfolio NorthStar entered into an agreement to invest in subsequent to the first quarter 2014.  For additional details regarding NorthStar’s real estate portfolio, please refer to the tables on the following pages.

During the first quarter 2014, NorthStar deconsolidated N-Star CDO V and NorthStar expects to deconsolidate N-Star CDOs III and IX during the second or third quarter 2014.

Stockholders’ Equity

As of March 31, 2014, NorthStar had 338,217,142 total common shares, LTIP units, deferred LTIP units and RSUs not subject to performance hurdles, outstanding and $5 million of non-controlling interests related to its operating partnership.

Common Dividend Announcement

On May 7, 2014, NorthStar announced that its Board of Directors declared a cash dividend of $0.25 per share of common stock, payable with respect to the quarter ended March 31, 2014.  The dividend is expected to be paid on May 23, 2014 to shareholders of record as of the close of business on May 19, 2014. The Company’s common shares will begin trading ex-dividend on May 15, 2014.

Earnings Conference Call

NorthStar will hold a conference call to discuss first quarter 2014 financial results on May 9, 2014, at 9:00 a.m. Eastern time.  Hosting the call will be David Hamamoto, chairman and chief executive officer; Albert Tylis, president; Daniel Gilbert, chief investment and operating officer; and Debra Hess, chief financial officer.

The call will be webcast live over the Internet from NorthStar’s website, www.nrfc.com, and will be archived on the Company’s website.  The call can also be accessed live over the phone by dialing 877-941-0843, or for international callers, by dialing 480-629-9866.

A replay of the call will be available one hour after the call through Friday, May 16, 2014 by dialing 800-406-7325 or, for international callers, 303-590-3030, using pass code 4681967.

About NorthStar Realty Finance Corp.

NorthStar Realty Finance Corp. is a diversified commercial real estate investment and asset management company that is organized as a REIT. NorthStar recently announced a plan to spin-off its asset management business into a separate public company. For more information about NorthStar Realty Finance Corp., please visit www.nrfc.com.

NorthStar Realty Finance Corp.

Consolidated Statements of Operations (Unaudited)

($ in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2014	2013
Net interest income
Interest income	$78,679	$70,335
Interest expense on debt and securities	3,283	11,397
Net interest income on debt and securities	75,396	58,938

Other revenues
Rental and escalation income	68,425	37,936
Selling commissions and dealer manager fees, related parties	14,548	16,940
Asset management and other fees, related parties	9,485	4,508
Other revenue	1,789	452
Total other revenues	94,247	59,836
Expenses
Other interest expense	39,033	25,780
Real estate properties — operating expenses	21,958	8,665
Commission expense	13,560	15,369
Other expenses	776	1,254
Transaction costs	8,110	3,753
Provision for loan losses, net	1,886	2,336
General and administrative expenses
Salaries and equity-based compensation (1)	20,863	18,330
Other general and administrative expenses	6,425	5,026
Total general and administrative expenses	27,288	23,356
Depreciation and amortization	27,049	14,705
Total expenses	139,660	95,218
Income (loss) from operations	29,983	23,556
Equity in earnings (losses) of unconsolidated ventures	31,792	8,313
Unrealized gain (loss) on investments and other	(141,951)	13,585
Realized gain (loss) on investments and other	(45,901)	4,082
Gain (loss) from deconsolidation of N-Star CDOs	3,355	—
Income (loss) from continuing operations	(122,722)	49,536
Income (loss) from discontinued operations	(384)	160
Net income (loss)	(123,106)	49,696
Net (income) loss attributable to non-controlling interests	3,736	(1,733)
Preferred stock dividends	(15,591)	(11,341)
Net income (loss) attributable to NorthStar Realty Finance Corp. common stockholders	$(134,961)	$36,622

Earnings (loss) per share:
Basic	$(0.42)	$0.21
Diluted	$(0.42)	$0.20

Weighted average number of shares:
Basic	321,029,179	176,675,176
Diluted	329,598,637	188,214,116

Dividends declared per share of common stock	$0.25	$0.19

(1)                       The three months ended March 31, 2014 and 2013 include $9.6 million and $6.0 million, respectively, of equity-based compensation expense.

NorthStar Realty Finance Corp.

Consolidated Balance Sheets

($ in thousands, except share data)

	March 31,	December 31,
	2014	2013

Assets
Cash and cash equivalents	$504,127	$635,990
Restricted cash	164,378	166,487
Operating real estate, net	2,327,914	2,370,183
Real estate debt investments, net	1,158,058	1,031,078
Investments in private equity funds, at fair value	571,903	586,018
Investments in and advances to unconsolidated ventures	144,282	142,340
Real estate securities, available for sale	978,381	1,052,320
Receivables	30,963	59,895
Receivables, related parties	29,169	25,262
Unbilled rent receivable	15,153	15,006
Derivative assets, at fair value	1,925	3,469
Deferred costs and intangible assets, net	96,666	96,886
Assets of properties held for sale	52,621	30,063
Other assets	137,278	145,053
Total assets(1)	$6,212,818	$6,360,050
Liabilities
Mortgage and other notes payable	$2,110,623	$2,113,334
CDO bonds payable, at fair value	419,253	384,183
Securitization bonds payable	82,367	82,340
Credit facilities	62,030	70,038
Senior notes	481,118	—
Exchangeable senior notes	198,000	490,973
Junior subordinated notes, at fair value	213,200	201,203
Accounts payable and accrued expenses	73,591	74,547
Escrow deposits payable	104,421	90,929
Derivative liabilities, at fair value	30,717	52,204
Liabilities of properties held for sale	28,962	28,962
Other liabilities	73,732	73,874
Total liabilities(2)	3,878,014	3,662,587
Commitments and contingencies
Equity
NorthStar Realty Finance Corp. Stockholders’ Equity
Preferred stock, $736,640 aggregate liquidation preference as of March 31, 2014 and December 31, 2013, respectively	697,352	697,352
Common stock, $0.01 par value, 500,000,000 shares authorized, 327,026,653 and 308,806,828 shares issued and outstanding as of March 31, 2014 and December 31, 2013, respectively	3,270	3,088
Additional paid-in capital	2,501,249	2,647,906
Retained earnings (accumulated deficit)	(902,619)	(685,936)
Accumulated other comprehensive income (loss)	4,152	(4,334)
Total NorthStar Realty Finance Corp. stockholders’ equity	2,303,404	2,658,076
Non-controlling interests	31,400	39,387
Total equity	2,334,804	2,697,463
Total liabilities and equity	$6,212,818	$6,360,050

(1) Assets of consolidated VIEs included in the total assets above:
Restricted cash	$9,092	$24,411
Operating real estate, net	4,920	4,945
Real estate debt investments, net	43,542	44,298
Real estate securities, available for sale	559,447	644,015
Receivables	3,436	4,476
Other assets	1,560	269
Total assets of consolidated VIEs	$621,997	$722,414

(2) Liabilities of consolidated VIEs included in the total liabilities above:
CDO bonds payable	$419,253	$384,183
Accounts payable and accrued expenses	2,313	2,686
Derivative liabilities, at fair value	30,717	52,204
Other liabilities	2,713	2,993
Total liabilities of consolidated VIEs	$454,996	$442,066

Non-GAAP Financial Measure

Included in this press release is Cash Available for Distribution (“CAD”), a certain “non-GAAP financial measure”, which measures NorthStar’s historical or future financial performance that is different from measures calculated and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, within the meaning of the applicable Securities and Exchange Commission, or SEC, rules.  NorthStar believes this metric can be a useful measure of its performance which is further defined below.

Cash Available for Distribution (CAD)

CAD is a non-GAAP financial measure. We believe that CAD provides investors and management with a meaningful indicator of operating performance. Management also uses CAD, among other measures, to evaluate profitability. We also believe that CAD is useful because it adjusts for a variety of non-cash items (such as depreciation and amortization, equity-based compensation, realized gain (loss) on investments, provision for (reversal of) loan losses and non-cash interest income and expense items). Furthermore, CAD adjusts N-Star CDO bond discounts to record such investments on an effective yield basis over the expected weighted average life of the investment.  CAD may fluctuate from period to period based upon a variety of factors, including, but not limited to, the timing and amount of investments, repayments and asset sales, capital raised, use of leverage, changes in the expected yield of investments and the overall conditions in commercial real estate and the economy generally. Management also believes that quarterly distributions are principally based on operating performance and our board of directors includes CAD as one of several metrics it reviews to determine quarterly distributions to stockholders.

We calculate CAD by subtracting from or adding to net income (loss) attributable to common stockholders, non-controlling interests attributable to the Operating Partnership and the following items: depreciation and amortization items including depreciation and amortization, straight-line rental income or expense, amortization of above/below market leases, amortization of deferred financing costs, amortization of discount on financings and other, and equity-based compensation; cash flow related to N-Star CDO equity interests; accretion of unconsolidated N-Star CDO bond discounts; non-cash net interest income in consolidated N-Star CDOs; unrealized gain (loss) from the change in fair value; realized gain (loss) on investments and other, excluding accelerated amortization related to sales of CDO bonds or other investments; provision for (reversal of) loan losses; impairment on depreciable property; acquisition gains or losses; distributions to joint venture partners; transaction costs; foreign currency gains (losses); impairment on goodwill and other intangible assets and gains (losses) on sales; and one-time events pursuant to changes in U.S. GAAP and certain other non-recurring items.  For example, CAD has been adjusted to exclude non-recurring gain (loss) from deconsolidation of certain N-Star CDOs.  These items, if applicable, include any adjustments for unconsolidated ventures.

CAD should not be considered as an alternative to net income (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance.  In addition, our methodology for calculating CAD may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies.

NorthStar urges investors to carefully review the U.S. GAAP financial information included as part of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and quarterly earnings releases.

The following table presents a reconciliation of CAD to net income (loss) attributable to common stockholders for the three months ended March 31, 2014 (dollars in thousands):

Reconciliation of Cash Available for Distribution

(Amount in thousands except per share data)

Three Months Ended
March 31, 2014

Net income (loss) attributable to common stockholders	$(134,961)
Non-controlling interests attributable to the Operating Partnership	(3,596)
(Gain) loss from deconsolidation of N-Star CDOs	(3,355)
Subtotal	(141,912)

Adjustments:
Depreciation and amortization items(1)	41,749
N-Star CDO bond discounts(2)	4,457
Non-cash net interest income in consolidated N-Star CDOs	(8,042)
Unrealized (gain) loss from fair value adjustments / Provision for (reversal of) loan losses	137,101
Realized (gain) loss on investments(3)	45,901
Distributions to joint venture partners	(673)
Other (4)	12,875
CAD	$91,456

CAD per share (5)	$0.28

(1)         The three months ended March 31, 2014 includes depreciation and amortization of $27.5 million including $0.5 million related to unconsolidated ventures, straight-line rental income of $(0.3) million, amortization of above/below market leases of $(0.3) million, amortization of deferred financing costs of $1.6 million, amortization of discount on financings and other of $3.6 million and amortization of equity based compensation of $9.6 million.

(2)         For CAD, realized discounts on CDO bonds are accreted on an effective yield basis based on expected maturity. For CDOs that were deconsolidated, CDO bond accretion is included in net income attributable to common stockholders from the date of deconsolidation.

(3)         The three months ended March 31, 2014 includes $37.8 million of non-cash loss from extinguishment and exchange of debt.

(4)         The three months ended March 31, 2014 includes transaction costs in connection with real estate related acquisitions of $8.1 million and $4.8 million of cash flow related to N-Star CDO equity interests.

(5)         CAD per share does not take into account any potential dilution from our exchangeable notes or warrants outstanding or restricted stock units subject to performance metrics not currently achieved.

NorthStar Assets Under Management as of March 31, 2014

($ in thousands)

	Amount (1)(2)%

Real Estate
Healthcare (3)	$1,629,322	13.5%
Manufactured housing communities	1,486,102	12.3%
Hotel (4)	996,000	8.3%
Private equity fund investments	858,166	7.1%
Net lease (5)	781,386	6.5%
Multifamily	367,787	3.1%
RXR Equity Interest	85,690	0.7%
Total real estate	6,204,453	51.5%

CRE Debt
First mortgage loans	502,567	4.2%
Mezzanine loans	163,798	1.4%
Subordinate interests	248,124	2.1%
Term loans	231,864	1.9%
Subtotal	1,146,353	9.6%
CRE Debt of N-Star CDOs	56,555	0.5%
Other (6)	43,361	0.4%
Total CRE debt	1,246,269	10.5%

Asset Management (7)
NorthStar Income	1,770,960	14.7%
NorthStar Healthcare	246,289	2.0%
NorthStar Income II	153,318	1.3%
Total asset management	2,170,567	18.0%

CRE Securities
N-Star CDO bonds (8)	610,514	5.1%
N-Star CDO equity	154,540	1.3%
CMBS and other securities	103,255	0.9%
Total CRE securities	868,309	7.3%

Subtotal	10,489,598	87.2%
Assets Underlying Deconsolidated CRE Debt CDOs (9)	1,553,794	12.8%
Grand total	$12,043,392	100.0%

(1) Includes assets of deconsolidated collateralized debt obligations, or CDOs, referred to as N-Star CDOs.

(2) Based on cost for real estate investments which includes net purchase price allocation related to net intangibles and other assets and liabilities, fair value for our investments in joint ventures owning limited partnership interests in real estate private equity funds, or PE Investments, and includes the deferred purchase price for PE Investment II, principal amount for our CRE debt and securities investments and fair value for N-Star CDO equity.

(3) Includes the $1.1 billion healthcare real estate portfolio acquired in May 2014.

(4) Includes the $996 million hotel portfolio NorthStar entered into an agreement to acquire subsequent to the first quarter 2014, inclusive of estimated closing costs.

(5) Includes $406 million industrial portfolio for which we entered into an agreement to invest in subsequent to the first quarter 2014.

(6) Primarily relates to certain CRE debt investments accounted for as joint ventures.

(7) Based on consolidated total assets.

(8) Includes an aggregate $102 million principal amount of N-Star CDO bonds related to CRE securities CDOs that are eliminated in consolidation.

(9) Based on the respective remittance report issued on date nearest to March 31, 2014.  This amount excludes $667 million of aggregate N-Star CDO equity and N-Star CDO bonds included in CRE securities.

2014 Investments Year-to-Date Through May 9, 2014

($ in millions)

NorthStar Balance Sheet Investments	Assets	Invested Equity	Expected Current Yield(1)

Real estate portfolio	$2,467	$738	14%
CRE loans	176	166	16%
Opportunistic	79	76	10%

Total / weighted average	$2,722	$980	14%

Investments — NorthStar non-traded REITs	$518	$284

Total Investments	$3,240	$1,264

(1) Management provides no assurances that the weighted average life or cash flows of investments will be consistent with management’s expectations or that the CDO bonds, originated loans or other investments, will payoff at par, if at all. Actual results could differ materially from those presented.

Balance Sheet Holdings of NorthStar CDO Bonds (1)

As of May 9, 2014

($ in thousands)

Principal
Based on original credit rating:	Amount (2)

AAA	$63,712
AA through BBB	386,212
Below investment grade	160,590
Total	$610,514

Weighted average original credit rating of repurchased CDO bonds	A / A2
Weighted average purchase price of repurchased CDO bonds	33%

(1) Unencumbered N-Star CDO bonds are owned by NorthStar. $102 million of these N-Star CDO bonds and the corresponding liability of the respective CDO are eliminated on NorthStar’s consolidated financial statements.

(2) Represents the maximum amount of principal proceeds that could be received.  There is no assurance NorthStar will receive the maximum amount of principal proceeds.

Healthcare Real Estate by Property Type (1)

As of March 31, 2014 (2)

Type (3)%
ALF	58.1%
SNF	39.5%
ILF	2.1%
MOB	0.3%

Total	100.0%

(1) Based on cost basis.

(2) Includes a $1.1 billion healthcare real estate portfolio that NorthStar acquired in May 2014.

(3) Assisted living facility (ALF), skilled nursing facility (SNF), independent living facility (ILF) and medical office building (MOB).

Healthcare Real Estate by Geographic Location (1)

As of March 31, 2014 (2)

Region	%
Midwest	40.1%
Southeast	29.6%
Northwest	12.2%
Southwest	8.9%
West	6.2%
Mid - Atlantic	3.0%

Total	100.0%

(1) Based on number of units for ALF/ILF property types and number of beds for SNF property types.

(2) Includes a $1.1 billion healthcare real estate portfolio that NorthStar acquired in May 2014.

Healthcare Real Estate Portfolio

As of March 31, 2014 (1)

($ in millions)

Total Portfolio

Number of properties	167
Number of units/beds (2)	14,090

NOI (3)	$148
Cost basis	$1,629

(1) Includes a $1.1 billion healthcare real estate portfolio that NorthStar acquired in May 2014.

(2) Represents number of units for ALF/ILF property types and number of beds for SNF property types.

(3) NOI represents trailing twelve month actual net operating income at the property level for properties owned by NorthStar for a period greater than twelve months. For the $1.1 billion healthcare real estate portfolio acquired in May 2014, NOI represents projected first year net operating income at the property level.

Manufactured Housing Communities Portfolio

As of March 31, 2014

($ in millions)

Total Portfolio

Number of communities	119
Number of pad rental sites	27,694

NOI(1)	$103
Cost basis (2)	$1,486

NOI related to:
Pad rental sites	91%
Other	9%

WA occupancy	87%

(1) NOI represents trailing twelve month actual net operating income for communities owned by NorthStar for a period greater than twelve months and annualized actual net operating income from acquisition date through March 31, 2014 for communities owned by NorthStar for less than twelve months.  Also includes rent fom pad sites and homes and interest from seller financing.

(2) Excludes pre-funded capital expenditures and our partner’s subordinate capital.

Manufactured Housing Communities Portfolio Net Operating Income by Location (1)

As of March 31, 2014

State	%
Colorado	31.1%
Florida	19.7%
Utah (Salt Lake City)	19.2%
Texas	7.8%
New York	6.0%
Kansas	5.6%
Wyoming	5.6%
Missouri	2.1%
Illinois	1.7%
Michigan	0.8%
Arkansas	0.4%

Total	100.0%

(1) NOI represents trailing twelve month actual net operating income for communities owned by NorthStar for a period greater than twelve months and annualized actual net operating income from acquisition date through March 31, 2014 for communities owned by NorthStar for less than twelve months.  Also includes rent fom pad sites and homes and interest from seller financing.

NRFC NNN Holdings, LLC Portfolio Summary (1)

($ in thousands)

				Remaining			Cost basis
Date			Square	Lease	Cost	Existing	less
Acquired	Tenant or Guarantor of Tenant	Location/MSA	Feet	Term (2)	Basis (3)	Debt	Debt

Nov-2007	Alliance Data Systems Corp.	Columbus, OH	199,112	3.7	$33,829	$22,206	$11,623
Mar-2007	Citigroup, Inc.	Fort Mill, SC/Charlotte	165,000	6.6	34,303	29,065	5,238
Jun-2006	Covance, Inc.	Indianapolis, IN	333,600	11.8	34,519	26,486	8,033
Feb-2007	Credence Systems Corp.	Milpitas, CA/San Jose	178,213	2.9	30,144	19,906	10,238
Sep-2006	Dick’s Sporting Goods, Inc. / PetSmart, Inc. (4)	9 properties	467,971	1.8 - 10.4	64,503	44,528	19,975
Sep-2005	Electronic Data Systems Corp.	2 in MI / 1 in CA / 1 in PA	387,842	1.5	62,718	43,443	19,275
Aug-2005	GSA - U.S. Department of Agriculture	Salt Lake City, UT	117,553	3.1	23,257	13,561	9,696
Jul-2006	Northrop Grumman Space & Mission Systems Corp.	Aurora, CO/Denver	183,529	1.2	42,400	31,100	11,300
Mar-2006	Party City Corp. (Amscan) / Lerner Enterprises, Inc.	Rockaway, NJ/ Northern NJ	121,038	3.3 - 6.2	22,221	16,019	6,202
Feb-2006	Quantum Corporation (5)	Colorado Springs, CO	406,207	1.9 - 6.9	27,215	16,850	10,365

Total NRFC NNN Holdings, LLC Portfolio			2,560,065	4.7	$375,109	$263,164	$111,945

(1) Excludes real estate held for sale and the $406 million industrial portfolio NorthStar entered into an agreement to invest in subsequent to the first quarter 2014.

(2) Remaining lease term as of March 31, 2014.  Total represents weighted average based on cost basis.

(3) Cost basis includes capitalized expenditures since acquisition.

(4) Six of ten Dick’s Sporting Goods, Inc. / PetSmart, Inc. properties are ground lease interests.

(5) Dollar amounts shown are 50% of total relating to NRFC NNN Holding’s, LLC subsidiary’s 50% interest in a joint venture with an institutional investor.

Portfolio Cash Flow and Tenant Credit Profile (1)

($ in thousands)

	Three Months Ended March 31, 2014				Primary Tenant
Tenant or Guarantor of Tenant	Base Rent	NOI	Debt Service	NOI Less Debt Service	Market Cap (2)	Actual Credit Rating

Alliance Data Systems Corp.	$632	$622	$(455)	$167	13,685	not rated
Citigroup, Inc.	538	530	(510)	20	144,599	A- / A
Covance, Inc.	638	629	(517)	112	5,558	not rated
Credence Systems Corp.	720	715	(447)	268	312	not rated
Dick’s Sporting Goods, Inc. / PetSmart, Inc.	1,347	1,269	(973)	296	6,351	not rated (3)
Electronic Data Systems Corp.	1,546	1,536	(824)	712	13,900	not rated
GSA - U.S. Department of Agriculture	648	416	(302)	114	N/A	implied AAA
Northrop Grumman Space & Mission Systems Corp.	887	887	(617)	270	24,939	BBB+/Baa2
Party City Corp. (Amscan) / Lerner Enterprises, Inc.	468	468	(303)	165	362	B/B2 (4)
Quantum Corporation (50%)	479	329	(326)	3	298	not rated

Total	$7,903	$7,401	$(5,274)	$2,127

(1) Excludes real estate held for sale and the $406 million industrial portfolio NorthStar entered into an agreement to invest in subsequent to the first quarter 2014.

(2) Based on information from Bloomberg at close of market on March 31, 2014 and presented in millions.

(3) Dick’s Sporting Goods, Inc. is not rated by the major credit rating agencies.  PetSmart, Inc. is rated BB+ by S&P.

(4) The Party City Corp. lease is guaranteed by Amscan Holdings, Inc. which has a B/B2 credit rating by S&P and Moody’s, respectively.

PE Investments (1)

($ in millions)

	PE Investment I	PE Investment II	PE Investment III

Number of funds	49	24	8
Number of general partners	26	15	4
Initial NAV	$802	$910	$80
Closing NAV as a percentage of net cost (2)	66%	74%	119%
Reported NAV growth (3)	18%	11%	7%
Underlying assets, at cost	$25,300	$25,800	$3,300
Implied leverage (4)	48%	34%	50%
Expected remaining future capital contributions (5)	$14	$15	$2

(1)  Based on financial data reported by the underlying funds as of December 31, 2013, except as otherwise noted.

(2)  Net cost represents total funded capital less distributions received.  For PE Investment I, excludes any distributions in excess of contributions for funds, which represented 4% of reported NAV.

(3)  The reported NAV growth for PE Investment I and II is measured from the agreed upon reported NAV at date of acquisition, or Initial NAV. The reported NAV growth for PE Investment III is annualized based on two quarters of reported income from the Initial NAV.

(4)  Represents implied leverage for funds with investment-level financing, calculated as debt divided by assets at fair value.

(5)  Represents the amount of expected future capital contributions to funds as of March 31, 2014.

Three months ended March 31, 2014

Our Proportionate Share of PE Investments

	PE Investment I	PE Investment II	PE Investment III

Income	$14	$13	$1
Return of capital	5	11	—
Total distributions (1)	19	24	1

Contributions	—	—	—
Net	$19	$24	$1

(1)  Net of a $3 million reserve for taxes in the aggregate for all PE Investments.

Period ended March 31, 2014 (1)

Our Proportionate Share of PE Investments

	PE Investment I	PE Investment II	PE Investment III

Income	$67	$42	$1
Return of capital	82	87	9
Total distributions (2)	149	129	10

Contributions	21	12	—
Net	$128	$117	$10

(1)  Represents activity from the respective initial closing date through March 31, 2014. The initial closing date of PE Investment I was February 15, 2013, PE Investment II was July 3, 2013 and PE Investment III was December 31, 2013.

(2)  Net of a $9 million reserve for taxes in the aggregate for all PE Investments.

PE Investments by Underlying Investment Type (1)

As of December 31, 2013

Type	%
Office	21.8%
Multifamily	18.5%
Lodging	13.0%
Residential/Condo	7.5%
Cash	7.5%
Retail	7.1%
Land	6.2%
Debt	5.1%
Industrial	4.1%
Financial Services	3.6%
Operating Companies	2.3%
Healthcare	2.1%
Other	1.2%

Total	100.0%

(1)  Based on most recently available individual fund financial statements.

PE Investments by Underlying Geographic Location (1)

As of December 31, 2013

Region	%
West	21.2%
Primarily Various U.S.	16.6%
Northeast	11.5%
Europe	11.3%
Southeast	10.7%
Midwest	9.1%
Mid-Atlantic	7.6%
Cash	7.5%
Asia	4.5%

Total	100.0%

(1)  Based on most recently available individual fund financial statements.

CDOs primarily backed by CRE Debt

($ in thousands)

	Deconsolidated CDOs
	N-Star IV	N-Star VI	N-Star VIII	CapLease		CSE
Issue/Acquisition Date	Jun-05	Mar-06	Dec-06	Aug-11		Jul-10		Total
Balance sheet as of March 31, 2014 (1)
Assets, principal amount	$303,466	$381,670	$877,685	$141,615		$737,802		$2,442,238
CDO bonds, principal amount (2)	190,215	310,403	685,531	127,234		666,302		1,979,685
Net assets	$113,251	$71,267	$192,154	$14,381		$71,500		$462,553

CDO quarterly cash distributions and coverage tests (3)

Equity notes and retained original below investment grade bonds	$890	$1,652	$2,681	$656		$5,291		$11,169
Collateral management and other fees	202	356	775	67		336		1,736

Interest coverage cushion (1)	1,068	2,062	3,515	496		5,623

Overcollateralization cushion (1)	58,326	31,291	106,158	8,358		85,808
At offering	19,808	17,412	42,193	5,987	(4)	(151,595	)(5)

(1)              Based on remittance report issued on date nearest to March 31, 2014.

(2)              Includes all outstanding CDO bonds payable to third parties and all CDO bonds owned by NorthStar.

(3)              Interest coverage and overcollateralization coverage to the most constrained class.

(4)              Based on trustee report as of August 31, 2011, closest to the date of acquisition.

(5)              Based on trustee report as of June 24, 2010, closest to the date of acquisition.

CDOs primarily backed by CRE Securities

($ in thousands)

	Consolidated CDOs
	N-Star I	N-Star III	N-Star IX
Issue/Acquisition Date	Aug-03	Mar-05	Feb-07	Total
Balance sheet as of March 31, 2014 (1)
Assets, principal amount	$63,915	$170,980	$894,441	$1,129,336
CDO bonds, principal amount (2)	62,644	114,736	667,429	844,809
Net assets	$1,271	$56,244	$227,012	$284,527

CDO quarterly cash distributions and coverage tests (3)

Equity notes and retained original below investment grade bonds	$—	$—	$1,807	$1,807
Collateral management and other fees	26	46	692	764

Interest coverage cushion (1)	NEG	4,212	2,944

Overcollateralization cushion (1)	NEG	NEG	5,955
At offering	8,687	13,610	24,516

(1)              Based on remittance report issued on date nearest to March 31, 2014.

(2)              Includes all outstanding CDO bonds payable to third parties and all CDO bonds owned by NorthStar.

(3)              Interest coverage and overcollateralization coverage to the most constrained class.

Safe Harbor Statement

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “hypothetical,” “continue,” “future” or other similar words or expressions. Forward-looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Such statements include, but are not limited to, adverse economic conditions and the impact on the commercial real estate industry; access to debt and equity capital and our liquidity; our use of leverage; our ability to meet various coverage tests with respect to our CDOs; our ability to obtain mortgage financing on our real estate portfolio; the affect of economic conditions on the valuations of our investments; the spin-off of our asset management business may not have the full or any strategic and financial benefits that we expect or such benefits may be delayed or may not materialize at all; our ability to enter into a long-term management contract with an affiliate of NSAM, as our manager, and the resulting effects of becoming an externally managed company, including the payment of substantial fees to our manager, the allocation of investments by our manager among us and the manager’s other managed companies, and various conflicts of interest in our relationship with NSAM; our ability to close on our recent commitment to acquire the Innkeepers Portfolio and to complete the investment in Aerium on the terms contemplated or at all; our ability to realize the benefits of our relationship with Aerium, including our ability to source and consummate investment opportunities internationally; our ability to realize the benefits of our strategic partnership with RXR, including our ability to achieve the expected yields on our invested equity, or at all; our ability to source and close on attractive investment opportunities, both domestically and internationally; our ability to realize the benefits of our joint venture with Jay Flaherty, including the ability to source and consummate investment opportunities through the venture; our ability to maintain or increase our dividend; our ability to grow our asset management business by raising capital for, and effectively implementing the business plans of, the companies we sponsor and advise in particular our sponsored companies; our ability to grow our asset management business beyond existing non-traded REITs; whether we will realize any potential upside in our limited partnership interest in real estate private equity funds or any appreciation above our original cost basis of our real estate portfolio; performance of our investments relative to our expectations and the impact on our actual return on invested equity, as well as the cash generated from these investments and available for distribution; whether we will produce higher CAD per share in the coming quarters, or ever; the impact of economic conditions on the borrowers of the commercial real estate debt we originate and acquire the commercial mortgage loans underlying the commercial mortgage backed securities in which we invest, as well as on the tenants/operators of our real property that we own; our ability to realize the value of the bonds we have purchased and retained in our CDO financing transactions and other securitized financing transactions and our ability to complete securitized financing transactions on terms that are acceptable to us, or at all; our ability to realize current and expected return over the life of our investments; any failure in our due diligence to identify all relevant facts in our underwriting process or otherwise; credit rating downgrades; tenant/operator or borrower defaults or bankruptcy; illiquidity of properties in our portfolio; our ability to manage our costs in line with our expectations and the impact on our cash available for distribution; environmental compliance costs and liabilities; effect of regulatory actions, litigation and contractual claims against us and our affiliates, including the potential settlement and litigation of such claims; competition for investment opportunities; our ability to realize any potential upside in our limited partnership interests in private equity real estate funds described in this press release; regulatory requirements with respect to our business and the related cost of compliance; the impact of any conflicts arising from our asset management business; changes in laws or regulations governing various aspects of our business; the loss of our exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended; competition for qualified personnel and our ability to retain key personnel; the effectiveness of our portfolio management systems; failure to maintain effective internal controls; compliance with the rules governing real estate investment trusts; and the factors described in Item 1A. of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 under the heading “Risk Factors.”

The foregoing list of factors is not exhaustive. All forward-looking statements included in this press release are based upon information available to us on the date hereof and we are under no duty to update any of the forward-looking statements after the date of this report to conform these statements to actual results.

Factors that could have a material adverse effect on our operations and future prospects are set forth in “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. The factors set forth in the Risk Factors section and otherwise described in our filings with United States Securities and Exchange Commission could cause our actual results to differ significantly from those contained in any forward-looking statement contained in this press release.

Contact:

Investor Relations

Joe Calabrese

(212) 827-3772